Metawave Communications
            10735 Willows Road NE, Redmond, WA  98052



August 31, 2001



Wharton Capital Partners, Ltd.
545 Madison Avenue
New York, NY  10022

Gentlemen:

This letter is to confirm that Wharton Capital Partners Ltd. and Wharton Capital Markets, LLC ("Wharton") is authorized to act as a financial consultant and/or placement agent for Metawave Communications (MTWV) through September 13, 2001, in connection with the purchase of up to $2.5 million of Common Stock of Metawave by Cavallo Capital.

At the closing of the sale to Cavallo Capital, MTWV agrees to pay to Wharton or its assignee a fee equal to 2 1/2% of the gross transaction amount for such tranche, (of which Wharton Capital Markets, LLC shall receive 1/2% as a placement agent fee) which fee may be deducted from the closing proceeds at closing and/or paid directly by Metawave. The fees set forth above are due and payable to Wharton irrespective of whether the transaction closes during the term hereof or thereafter.

MTWV acknowledges that the relationships between Wharton and Cavallo for the purposes contemplated by this transaction are proprietary to Wharton and essential to its business. Accordingly, MTWV agrees, to keep the names of investors confidential, except for SEC reporting purposes or if legally required and to a two-year period following the execution of this agreement, that neither MTWV, nor any of its officers directors or other representatives, will contact Cavallo, either directly or indirectly, for the purpose of arranging any future financing for MTWV or any of its affiliates, without the express written consent of Wharton and without satisfactory compensation to Wharton. MTWV also agrees not to issue any press releases relating to this transaction without the prior review of Wharton.


                           Page 1 of 2


MTWV represents it is free to enter into this transaction will act in good faith and will not hinder Wharton's efforts hereunder. MTWV further agrees, in consideration of Wharton's services as set forth above, that MTWV will indemnify and hold harmless Wharton, its affiliates, officers, directors, members, partners, agents, controlling persons and employees against any and all losses, claims, damages or liabilities (collectively, "Losses") incurred in connection with or as a result of either its engagement hereunder of any matter referred to in this engagement letter (except to the extent that any such Losses result from the gross negligence or willful misconduct of Wharton performing the services that are subject of this letter) and the Company agrees that it will reimburse Wharton and such other indemnified parties listed above for its and their legal and other expenses.


Very truly yours,
METAWAVE COMMUNICATIONS


/s/ Kathryn Surace-Smith
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Authorized Signature

Kathryn Surace-Smith
Vice President, General Counsel
& Secretary
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Name and Title


         8-31-01
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Date